Exhibit 23.7

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-208184 on Form S-1 of Fantex, Inc. of our report dated April 8,  2015,  relating to the Statement of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. and Jack Mewhort dated March 26, 2015, for the year ended December 31, 2014 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the purpose of the statement)  and to the reference to us under the heading ‘‘Experts’’ in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

San Francisco, CA

January 13, 2016